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[BOLDER TECHNOLOGIES CORPORATION LETTERHEAD]                     EXHIBIT 10.48



September 19, 1997



Dr. Arthur S. Homa
18 Madeline Island
Madison, WI 53719

Dear Art:

On behalf of BOLDER Technologies, Inc., I am pleased to offer you the position of Vice President of Technology, reporting to me as the Chief Executive Officer of the Company.

I would like to welcome you to the BOLDER Technologies team with a one-time sign up bonus of $25,000.00.

You will receive a starting base salary of $13,333.33 per month, which is equivalent to $160,000.00 per year. All compensation is subject to federal, state, and other applicable taxes.

When you join the Company, you will be granted an option to purchase 50,000 shares of common stock under the Company's Incentive Stock Option Plan. Your options will vest over a five-year period with 20 percent vesting on your 13th month of employment, and the remainder vesting in a monthly basis thereafter.

Beginning in 1998, you will be eligible to earn an additional 20 percent of your base salary based on achieving certain performance objectives. The precise details of this incentive plan will be jointly worked out between us and agreed to within sixty days of your joining the Company.

Your 1998/99 incentive plans will also provide you with the opportunity to earn 15,000 additional Stock Options based on your achieving specific milestones. You will be eligible to earn 10,000 of these Options in 1998 and the remaining 5,000 in 1999. The details and requirements of this bonus stock option provision will be worked out between us as part of our normal planning cycles.

The Company is pleased to provide a relocation plan which will allow up to $35,000.00 for relocating you and your family to the Denver area.

You will be entitled to participate in all of the Company's employee benefit plans, beginning on your date of hire. Details will be provided under separate cover. In addition, you will be entitled to three weeks of vacation in each calendar year.

When you report to work, you will be expected to execute the Company's standard agreement relative to patents, confidential information, and non-compete obligations.


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Dr. Arthur Homa
September 19, 1997
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This is an offer for "at will" employment that will continue at the pleasure of the Board of Directors in accordance with the Company's Bylaws. You and the Company each acknowledge that either has the right to terminate your employment with the Company at any time for any reason whatsoever, with or without cause or advance notice. If your employment is terminated by the Company, other than for cause, you shall be entitled to separation pay equal to six months' base salary and benefits, excluding continuing stock vesting or bonus opportunities, at the rate in effect at the time of such termination. In addition, should the Company terminate you for other than cause within the first year of your employment, your first year stock options will become vested upon the date of your termination. Amounts payable as severance pay shall be paid in a lump sum following termination, or at regular intervals in accordance with Company's payroll practices at the salary rate in effect at the time of such termination, as determined by the Compensation Committee of the Board of Directors. You agree to make a "good faith" effort to find employment. If you find a full time salaried position, the severance payments and benefits would be reduced to the extent of the salary and benefits paid by the new employer during the six-month severance period.

Other than as specifically set forth herein, you will not be entitled to any other amounts from the Company. This letter constitutes the full offer of employment and supersedes any prior discussions. This offer is effective pending approval by the Board of Directors, satisfactory completion of reference checks and our mutual agreement upon a start date, and will expire if not accepted in writing by September 26, 1997.

Art, I look forward to your acceptance of this offer and am confident that with the addition of your engineering management skills BOLDER Technologies will enjoy increasing success and valuation.

Sincerely,


/s/ DANIEL S. LANKFORD
Daniel S. Lankford
Chairman and Chief Executive Officer


Accepted by:  /s/ ILLEGIBLE                           Date:    09/25/97
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